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Strasbourger Pearson Tulcin Wolff
 Incorporated
120 Wall Street
New York, New York 10005

Ladies and Gentlemen:

        Reference is made to the Underwriting Agreement, dated May 27, 1997 (the "Underwriting Agreement"), between CFI Mortgage Corporation, a Delaware corporation (the "Company"), and Strasbourger Pearson Tulcin Wolff Incorporated (the "Underwriter"). Capitalized terms used herein and not defined herein shall have the same meanings ascribed to them in the Underwriting Agreement.

        1. In consideration of the Underwriting Agreement, the undersigned hereby agrees not to, without the prior written consent of the Underwriter and except as set forth in Section 2, offer, sell or otherwise dispose of any shares of the Company's Common Stock, $.01 par value (the "Common Stock"), or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire, Common Stock owned by the undersigned for a period of twenty-four (24) months after the date of the Underwriting Agreement.

        2. The restrictions set forth in Section 1 shall not apply to private sales or transfers of Common Stock to purchasers or transferees who agree in writing to be bound by the terms set forth herein.


Dated: May 27, 1997


                                        Very truly yours,




                                            /s/ VINCENT J. CASTORO
                                            ----------------------
                                                Vincent J. Castoro


                                            /s/ CHRISTOPHER C. CASTORO
                                            --------------------------
                                                Christopher C. Castoro




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